As filed with the Securities and Exchange Commission on April 14, 1999
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                PSI ENERGY, INC.
             (Exact name of registrant as specified in its charter)


            Indiana                         4931                  35-0594457
 (State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
 incorporation or organization)   Industrial Classification  Identification No.)
                                        Code Number)

                              1000 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-9611
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Bradley C. Arnett, Esq.
                                 Senior Counsel
                                PSI Energy, Inc.
                             221 East Fourth Street
                                   Suite 2500
                                  P.O. Box 960
                            Cincinnati, OH 45201-0960
                                 (513) 421-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                                   Copies to:
                          Charles S. Whitman, III, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                             -----------------------


   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: o

                                              CALCULATION OF REGISTRATION FEE
=================================================================================================================================
           Title of Each Class                  Amount to be     Proposed Maximum     Aggregate Offering         Amount of
     of Securities to be Registered              Registered      Offering Price(1)         Price(1)         Registration Fee(2)
---------------------------------------------------------------------------------------------------------------------------------
6% Putable/Callable Notes due December 14, 2016  $50,000,000           100%               $50,000,000             $13,900
Putable/Callable December 14, 2001.......
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) Calculated pursuant to Rule 457.

                             -----------------------


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated     , 1999



Prospectus
             , 1999

                                PSI Energy, Inc.

                                Offer to Exchange
           $50,000,000 6% Putable/Callable Notes due December 14, 2016
                       Putable/Callable December 14, 2001
                      which have been registered under the
                       Securities Act of 1933, as amended
                                       for
         All Outstanding 6% Putable/Callable Notes due December 14, 2016
                       Putable/Callable December 14, 2001


                             -----------------------



     The Exchange Offer will expire at 5:00 P.M., New York City time, on , 1999, unless extended.

                             -----------------------


Terms of the Exchange Offer:

     o We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

     o You may withdraw tenders of outstanding notes at any time prior to the expiration of the Exchange Offer.

     o The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

     o  We will not receive any proceeds from the Exchange Offer.

     o The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions, registration rights and related additional interest provisions relating to the outstanding notes.

                             -----------------------


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800- SEC-0330. You may also read our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's home page at http://www.sec.gov.

     This prospectus constitutes part of a registration statement on Form S-4 filed with the SEC under the Securities Act. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information on PSI Energy, Inc. and the New Notes being offered. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the document filed.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-K for the year ended December 31, 1998, filed under the Exchange Act is incorporated into this prospectus by reference.

     We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this Exchange Offer. You may request a copy of these filings at no cost, by writing or telephoning the office of Mr. William L. Sheafer, Vice President and Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

                                     SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context indicates otherwise, the words "PSI", "we", "our", "ours", and "us" refer to PSI Energy, Inc. and its subsidiaries and joint ventures, including unconsolidated entities.


                                   The Company

     We are an electric public utility company incorporated in Indiana. We are primarily engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. The area we serve has an estimated population of 2.1 million people located in 69 of the state's 92 counties, and includes the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

     We are a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935.

     Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168; our telephone number is (317) 839-9611.

                               The Exchange Offer

Securities Offered........................   We are offering up to $50,000,000
                                             aggregate principal amount of
                                             6% Putable/Callable Notes due
                                             December 14, 2016,
                                             Putable/Callable December 14,
                                             2001, which have been
                                             registered under the
                                             Securities Act ("New Notes").

The Exchange Offer........................   We are offering to issue the
                                             New Notes in exchange for a
                                             like principal amount of
                                             outstanding 6%
                                             Putable/Callable Notes due
                                             December 14, 2016,
                                             Putable/Callable December 14,
                                             2001, issued by PSI on
                                             December 14, 1998 ("Old
                                             Notes").  We are offering to
                                             issue the New Notes to satisfy
                                             our obligations contained in
                                             the registration rights
                                             agreement entered into when
                                             the Old Notes were sold in
                                             transactions pursuant to Rule
                                             144A under the Securities Act
                                             and therefore not registered
                                             with the SEC.  For procedures
                                             for tendering, see "The
                                             Exchange Offer."

Tenders, Expiration Date, Withdrawal......   The Exchange Offer will expire
                                             at 5:00 p.m.  New York City
                                             time on          , 1999, unless
                                             it is extended.  If you decide
                                             to exchange your Old Notes for
                                             New Notes, you must
                                             acknowledge that you are not
                                             engaging in, and do not intend
                                             to engage in, a distribution
                                             of the New Notes.  If you
                                             decide to tender your Old
                                             Notes under the Exchange
                                             Offer, you may withdraw them
                                             at any time before , 1999.  If
                                             we decide for any reason not
                                             to accept any Old Notes for
                                             exchange, your Old Notes will
                                             be returned to you without
                                             expense promptly after the
                                             Exchange Offer expires.

Federal Income Tax Consequences...........   Your exchange of Old Notes for
                                             New Notes under the Exchange
                                             Offer will not result in any
                                             income, gain or loss to you
                                             for Federal income tax
                                             purposes.  See United States
                                             Federal Income Tax
                                             Considerations."

Use of Proceeds...........................   We will not receive any proceeds
                                             from the issuance of the New
                                             Notes under the Exchange
                                             Offer.

Exchange Agent............................   Fifth Third Bank is the exchange
                                             agent for the Exchange Offer.

      Consequences of Exchanging Notes Pursuant to the Exchange Offer

     Based on interpretations contained in no-action letters issued from the SEC's staff to third parties, we believe that New Notes issued in exchange for Old Notes under the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus:

     o so long as you are not one of our "affiliates", as defined in Rule 405 of the Securities Act;

     o so long as you acquire the New Notes in the ordinary course of your business; and

     o unless you are a broker-dealer, so long as you do not have any arrangement with any person to participate in the distribution of the New Notes.

     Unless you are a broker-dealer, you must acknowledge that:

     o you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

     o you have no arrangement or understanding to participate in a distribution of the New Notes.

     If you are an affiliate of PSI, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the Exchange Offer, you should not rely on our interpretations of the position of the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive New Notes for your own account under the Exchange Offer:

     o you must acknowledge that you will deliver a prospectus in connection with any resale of such New Notes; and

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     You may offer or sell the New Notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the New Notes for offer or sale under the securities laws of any jurisdictions upon your reasonable written request. Unless you request that the sale of the New Notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the New Notes in any jurisdiction. If you do not comply with the requirement described in this paragraph, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                               The New Notes

     The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes have been registered under the Securities Act and some transfer restrictions, registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

Issuer..................................  PSI will issue the New Notes under an indenture, dated as of
                                          November 15, 1996, as
                                          supplemented by the Fifth
                                          Supplemental Indenture dated as
                                          of December 15, 1998, each
                                          between PSI and Fifth Third Bank,
                                          as trustee.

New Notes...............................  $50,000,000 aggregate principal amount of 6% Putable/Callable
                                          Notes due December 14, 2016,
                                          Putable/Callable December 14,
                                          2001.

Ranking.................................  The New Notes will rank pari passu with all other unsecured
                                          and unsubordinated indebtedness
                                          of PSI.

Maturity Date...........................  December 14, 2016.

Call and Put Option.....................  On December 14, 2001, the holders of the New Notes will be entitled
                                          to receive 100% of the principal
                                          amount of the New Notes from
                                          either (i) the exercise by the
                                          Callholder of the Call Option or
                                          (ii) if the Callholder does not
                                          exercise the Call Option or is
                                          not required to or fails to pay
                                          the Call Price to the Trustee
                                          when required, the exercise by
                                          the Trustee of the Put Option, on
                                          behalf of the holders of the New
                                          Notes.  The Trustee will exercise
                                          the Put Option without the
                                          consent of the holders of the New
                                          Notes if the Callholder does not
                                          exercise the Call Option or fails
                                          to or is not required to pay the
                                          Call Price to the Trustee.

Coupon Reset Process....................  If the Callholder elects to purchase the New Notes by
                                          exercising the Call Option, the
                                          Calculation Agent will reset the
                                          interest rate effective on the
                                          Coupon Reset Date.  The New Notes
                                          will be purchased by the
                                          Callholder, in whole but not in
                                          part on the Coupon Reset Date, at
                                          100% of the principal amount of
                                          the New Notes, with interest to
                                          the Coupon Reset Date payable by
                                          PSI to the holders of the New
                                          Notes.  On and after the Coupon
                                          Reset Date, the New Notes will
                                          bear interest to the Final
                                          Maturity Date at a rate
                                          determined by the Calculation
                                          Agent in the coupon reset process
                                          (See "Description of New Notes--
                                          Coupon Reset Process.")

                                          If the Trustee is required to
                                          exercise the Put Option for and
                                          on behalf of the holders of the
                                          New Notes, upon such exercise,
                                          PSI will be required on the
                                          Coupon Reset Date to repurchase
                                          the New Notes from the holders of
                                          the New Notes at 100% of the
                                          principal amount of the New Notes
                                          plus accrued and unpaid interest
                                          to the Coupon Reset Date.

Interest Payment Dates..................  June 14 and December 14,
                                          commencing June 14, 1999.

Sinking Fund............................  None.

Record Date.............................  The Business Day immediately preceding each Interest Payment
                                          Date.

Optional Redemption.....................  We have the right to redeem the
                                          New Notes, in whole or in part,
                                          from time to time and at any
                                          time, upon not less than 30 days'
                                          notice to the holders of the New
                                          Notes, at a redemption price
                                          equal to the sum of:

                                          (A) the greater of (i) 100% of
                                              the principal amount of the
                                              New Notes to be redeemed or
                                              (ii) the sum of the present
                                              values of the Remaining
                                              Scheduled Payments discounted
                                              to the date of redemption on
                                              a semi-annual basis (assuming
                                              a 360-day year consisting of
                                              twelve 30-day months) at the
                                              Make Whole Treasury Rate plus
                                              20 basis points less the
                                              Applicable Accrued Interest
                                              Amount; and

                                          (B) the Applicable Accrued
                                              Interest Amount.

                                          See "Description of New Notes--
                                          Optional Redemption."

Trustee.................................  Fifth Third Bank.

Events of Default.......................  Each of the following will constitute an event of default
                                          under the Indenture with respect
                                          to the New Notes:

                                          o  failure to pay principal of or
                                             any premium on any New Note
                                             when due;

                                          o  failure to pay any interest on
                                             any New Note when due, if such
                                             failure continues for a period
                                             of 30 days;

                                          o  failure to perform any other
                                             covenant of PSI in the
                                             Indenture, if such failure
                                             continues for 90 days after
                                             written notice has been given
                                             by the Trustee or the holders
                                             of at least 35% in principal
                                             amount of the New Notes, as
                                             provided in the Indenture; and

                                          o  certain events of bankruptcy,
                                             insolvency or reorganization.

                                          See "Description of New Notes--
                                          Events of Default."

Use of Proceeds.........................  We will not receive any proceeds from the issuance of the New
                                          Notes.

                        Selected Income Information

     The following tables show selected financial information of PSI. This information is derived from our historical results. See "Where You Can Find More Information". All amounts are in thousands except the ratio.

                                                     Year Ended December 31,
                                             -------------------------------------------
                                                 1998(1)        1997           1996
                                             -------------  -------------  -------------
                                                              (Thousands)
Operating Revenues.......................... $  2,403,038   $  1,960,395   $  1,331,962
Operating Income............................      161,244        289,415        278,956
Net Income..................................       52,038        132,205        125,678
Preferred Dividend Requirement..............        5,659         11,701         12,537
                                                ---------      ---------      ---------
Net Income Applicable to Common Stock....... $     46,379   $    120,504   $    113,141
                                                =========      =========      =========

-------------------
Notes:

(1) The period reflects charges against income relating to:

     o a one-time charge of $80 million (before taxes) reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984; and

     o the recording of $62 million (before taxes) of unrealized losses related to energy marketing and trading operations.

     For additional information, reference is made to PSI's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated in this prospectus by reference.

                              Capitalization

                                                     As of December 31, 1998
                                                 ------------------------------
                                                     Amount           % of
                                                 (in thousands)  Capitalization
                                                 --------------  --------------
Long-term debt................................   $  1,025,659         49.4%
Cumulative preferred stock not subject to
  mandatory redemption........................         71,923          3.5%
Common Stock Equity...........................        975,648         47.1%
                                                 ------------        -----
   Total Capitalization.......................   $  2,073,230        100.0%
                                                 ============        =====


                    Ratio of Earnings to Fixed Charges

     Listed below is the ratio of earnings to fixed charges for each year of the five year period ended December 31, 1998.


                          Year Ended December 31,
          --------------------------------------------------------
            1998        1997        1996        1995        1994
          --------    --------    --------    --------    --------
            1.78        3.31        3.35        3.55        2.52


     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

     o  interest expense;

     o amortized premiums, discounts and capitalized expenses related to indebtedness; and

     o  an estimate of the interest within rental expense.

                              USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the New Notes offered under this prospectus. New Notes will be exchanged for Old Notes as described in this prospectus on our receipt of Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in our indebtedness.

                         DESCRIPTION OF NEW NOTES

General

     The Old Notes were, and the New Notes will be, issued under an indenture, dated as of November 15, 1996 (the "Base Indenture"), as supplemented by a Fifth Supplemental Indenture (the "Supplemental Indenture"), dated as of December 15, 1998 (as so supplemented, the "Indenture"), between PSI and Fifth Third Bank, as trustee (the "Trustee"). Because this is a summary it does not contain all the information that may be important to you. You should read the entire Indenture, including the definitions in the Indenture of some of the terms used below. We have filed a copy of the Base Indenture and Supplemental Indenture as exhibits to the registration statement which includes this prospectus.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for the removal of certain transfer restrictions, registration rights and related additional interest provisions applicable to the Old Notes. The New Notes will be general unsecured obligations of PSI and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Indenture permits us to incur additional indebtedness.

     We will issue New Notes with an aggregate principal amount of up to $50,000,000. The New Notes will mature on December 14, 2016 (the "Final Maturity Date"). On December 14, 2001 (the "Coupon Reset Date"), the holders of the New Notes will be entitled to receive 100% of the principal amount from either the exercise by the Callholder (defined below) of the Call Option (defined below) or the exercise by the Trustee of the Put Option (defined below) in the event the Call Option is not exercised by the Callholder.

     The New Notes will bear interest at the rate of 6% per annum from the date of issuance to the Coupon Reset Date. If the Callholder exercises the Call Option, the New Notes will be purchased by the Callholder in whole but not in part on the Coupon Reset Date, at 100% of the principal amount of the New Notes, on the terms and conditions described in this prospectus. Interest to the Coupon Reset Date will be paid by us to the holders of the New Notes. On and after the Coupon Reset Date, the New Notes will bear interest to the Final Maturity Date at the rate determined by the Calculation Agent (defined below) pursuant to the Coupon Reset Process described below. If the Callholder does not exercise the Call Option or is not required to or fails to pay the Call Price (defined below) to the Trustee when required, the Trustee will be required to exercise the Put Option on behalf of the holders of the New Notes. Upon the exercise of the Put Option, we will be required on the Coupon Reset Date to repurchase the New Notes from the holders of the New Notes at 100% of the principal amount of the New Notes plus accrued and unpaid interest to the Coupon Reset Date.

     We will pay interest on the New Notes semi-annually on June 14 and December 14 in each year (each, an "Interest Payment Date"), beginning June 14, 1999, to registered holders of record on the Business Day immediately preceding such Interest Payment Date. A "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

     We will issue the New Notes only in fully registered book-entry form, without coupons. We will issue the New Notes in denominations of $100,000 and any integral multiple of $1,000 above that amount. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of the New Notes but no service charge will be made. The New Notes will be represented by one or more global notes registered in the name of a nominee of DTC (defined below). The New Notes will not be issuable in certificated form except as set out under "Book-Entry; Delivery and Form" described below.

Call Option

     Under the terms of the Indenture and the New Notes, UBS AG, London Branch, or its assignee (the "Callholder") will have the right to purchase the New Notes in whole but not in part on the Coupon Reset Date (the "Call Option"), at a price equal to 100% of the principal amount of the New Notes (the "Call Price"), by giving notice to PSI and the Trustee (the "Call Notice").

     The Call Notice must be given to PSI and the Trustee contemporaneously, in writing and no later than fifteen calendar days before the Coupon Reset Date.

     If the Call Option is exercised:

     o the Callholder must deliver an amount equal to the Call Price in U.S. Dollars in immediately available funds to the Trustee for payment of the Call Price on the Coupon Reset Date, not later than 2:00 pm New York time on the Business Day before the Coupon Reset Date; and

     o the holders of the New Notes must deliver the New Notes to the Callholder against payment of the Call Price on the Coupon Reset Date through the facilities of DTC. (Section 301 of the Supplemental Indenture).

     If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the Call Price is subject to the following conditions precedent:

     o there is no Event of Default (defined below) under the Indenture with respect to the New Notes;

     o there is no event of default under any senior indebtedness of PSI other than the New Notes which would result in such senior indebtedness becoming immediately due and payable under the documents relating to such senior indebtedness;

     o there is no payment default under documents relating to senior indebtedness after giving effect to any applicable notice requirement or grace period;

     o    there is no Market Disruption Event (defined below);

     o    at least one dealer has provided a timely Bid (defined below);

     o    there is no legal defeasance or covenant defeasance of the New Notes;
          and

     o    none of the New Notes have been purchased by PSI.

     The holder of the New Notes will not have any rights or claims against the Callholder as a result of the Callholder electing to purchase or not purchase the New Notes.

Put Option

     If the Call Option has not been exercised, or if the Callholder is not required or fails to deliver the Call Price to the Trustee by 2:00 pm New York time on the Business Day before the Coupon Reset Date, the Trustee will be required for and on behalf of the holders of the New Notes, to exercise the option to put the New Notes to us (the "Put Option").

     Upon exercise of the Put Option:

     o PSI must purchase all of the New Notes on the Coupon Reset Date at a purchase price equal to 100% of the principal amount of the New Notes together with accrued and unpaid interest to the Coupon Reset Date (the "Put Redemption Price");

     o PSI must deliver the Put Redemption Price to the Trustee, by no later than 12:00 noon New York time on the Coupon Reset Date; and

     o the holder of the New Notes must deliver the New Notes to PSI against payment of the Put Redemption Price on the Coupon Reset Date through the facilities of DTC.

     The holders of the New Notes do not have a right to consent or object to the Trustee's duty to exercise the Put Option. (Section 302 of the Supplemental Indenture)

Coupon Reset Process

     Warburg Dillon Read LLC has been appointed the "Calculation Agent" for the New Notes under the Indenture.

     If the Callholder has exercised the Call Option, PSI and the Calculation Agent will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible, to determine the interest rate to be paid on the New Notes from and including the Coupon Reset Date to the Final Maturity Date (Section 303 and 304 of the Supplemental Indenture):

     o We will provide the Calculation Agent with a dealer list, no later than seven Business days before the Coupon Reset Date, containing the names and addresses of up to five dealers, one of which will be Warburg Dillon Read LLC, from whom the Calculation Agent will obtain Bids for the purchase of the New Notes. A "Bid" is an irrevocable written offer given by such dealer for the purchase of the New Notes, to be settled on the Coupon Reset Date, and quoted as a stated yield to maturity on the New Notes (the "Yield to Maturity").

     o Within one Business Day after the Calculation Agent receives the dealer list, the Calculation Agent will provide to each dealer on the dealer list a copy of this prospectus, a copy of the form of the New Notes, a written request that each dealer submit a Bid to the Calculation Agent by 12:00 noon, New York City time (the "Bid Deadline"), on the third Business Day before the Coupon Reset Date (the "Bid Date"), and an estimate of the purchase price, to be stated in U.S. Dollar amount, to be paid for the Notes (the "Purchase Price").

     o The Purchase Price is equal to the sum of the aggregate principal amount of the New Notes and a premium (the "Notes Premium") equal to the excess, if any, on the Coupon Reset Date of the discounted present value to the Coupon Reset Date of a bond with a maturity of the Final Maturity Date which has an interest rate of 5.98%, semi-annual interest payments on each June 14 and on December 14 commencing June 14, 2002, a principal amount of $50,000,000, which is discounted at a rate equal to the Treasury Rate, over, $50,000,000. The term "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run 10-year United States Treasury Security appearing on Telerate page 500 at 11:00 a.m. New York time on the Bid Date (or such other date or time that may be agreed upon by PSI and the Calculation Agent) or, if at such time or date such rate does not appear on Telerate page 500, the rate appearing on GovPx End-of-Day Pricing at 3:00 pm on the Bid Date.

     o Immediately after receiving the Bids on the Bid Date, the Calculation Agent will provide to us written notice stating the names of the dealers from whom the Calculation Agent received the Bids, the Bid submitted by each dealer and the Purchase Price. On the day that the Bids are received by the Calculation Agent, the Calculation Agent will select the Bid with the lowest Yield to Maturity (the "Selected Bid") from the Bids received by the Bid Deadline subject to the following:

          - there is at least one Bid which is properly received in a timely manner, which establishes the Coupon Reset Rate (the "Coupon Reset Rate") equal to the interest rate which would amortize the Notes Premium fully over the remaining term of the New Notes at the Yield to Maturity indicated by the Selected Bid; and

          - if any two or more of the lowest Bids submitted are equivalent, we are entitled, in our sole discretion, to select any of the equivalent Bids to be the Selected Bid.

     o Immediately after calculating the Coupon Reset Rate, the Calculation Agent will provide a written notice to PSI and the Trustee confirming the Coupon Reset Rate. After receiving the written notice, we will establish the Coupon Reset Rate as the new interest rate on the New Notes, effective from and including the Coupon Reset Date to, but not including, the Final Maturity Date. We will deliver to the Trustee on or before the Coupon Reset Date, an officer's certificate setting out the Coupon Reset Date.

     o The Callholder will sell the New Notes to the dealer who made the Selected Bid, at the Purchase Price. This sale will be settled on the Coupon Reset Date in immediately available funds.

Termination of Call Option

     The Call Option will automatically terminate, or terminate at the option of the Callholder in certain circumstances, and the Trustee will exercise the Put Option on behalf of the holders of the New Notes, if:

     o    there is an Event of Default with respect to the New Notes;

     o there is an event of default under any senior indebtedness of PSI other than the New Notes which would result in such senior indebtedness becoming immediately due and payable under documents relating to such senior indebtedness, or there is a payment default under documents relating to such senior indebtedness after giving effect to any applicable notice requirement or grace period;

     o a Market Disruption Event (defined below) occurs after the Call Notice is given;

     o after the Call Notice is given, no dealer has provided a Bid in a timely manner;

     o    there is a legal or covenant defeasance of the New Notes; or

     o    we have purchased or redeemed any New Notes.

     "Market Disruption Event" means any of the following events in the reasonable judgment of the Calculation Agent and PSI:

     o there is a suspension or material limitation in trading in securities generally on the New York Stock Exchange or minimum prices are established on that exchange;

     o there is a general moratorium on commercial banking activities declared by either U.S. federal or New York state authorities;

     o there is a material adverse change in the existing financial, political or economic conditions in the United States;

     o there is an outbreak or escalation of major hostilities involving the United States or a declaration of a national emergency or war by the United States; or

     o there is a material disruption of the U.S. government securities market, U.S. corporate bond market, or U.S. federal wire system.

Calculation Agent

     The Calculation Agent may:

     o resign at any time, the resignation to be effective ten Business Days after a written notice of resignation is delivered to PSI and the Trustee;

     o in its individual capacity, buy, sell, hold and deal in the New Notes and may exercise any vote or join in any action to which any holder of the New Notes may be entitled, as if it were not the Calculation Agent; and

     o in its individual capacity, engage in any transaction with us as if it were not the Calculation Agent.

     If the Calculation Agent resigns, we will appoint a successor Calculation Agent.

Optional Redemption

     The New Notes will be redeemable by us, in whole but not in part, from time to time and at any time (such redemption, an "Optional Redemption", and the date of such redemption, the "Optional Redemption Date") at a redemption price equal to the sum of:

     o the greater of (i) 100% of the principal amount of the New Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Make Whole Treasury Rate plus 20 basis points, less the Applicable Accrued Interest Amount; and

     o    the Applicable Accrued Interest Amount.

     "Applicable Accrued Interest Amount" means, at the Optional Redemption Date, the amount of interest accrued and unpaid from the prior interest payment date to the Optional Redemption Date on the New Notes subject to the Optional Redemption determined at the rate per annum shown in the title of the New Notes, computed on the basis of a 360-day year twelve 30-day months.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity that would be utilized, at the times of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes to be redeemed pursuant to the Optional Redemption.

     "Comparable Treasury Price" means the average of the Reference Treasury Dealer Quotations for the Optional Redemption Date.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Make Whole Treasury Rate" means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Optional Redemption Date.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City.

     "Reference Treasury Dealer Quotations" means the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time, on the third Business Day preceding a redemption date.

     "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest of any New Note to be redeemed that would be due after the Optional Redemption Date but for the Optional Redemption.

Consolidation, Merger, and Sale of Assets

     The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor entity assumes due and punctual payment of principal or premium, if any, and interest on the New Notes.

Events of Default

     Each of the following will constitute an Event of Default under the Indenture with respect to the New Notes:

     o    failure to pay principal of or any premium on any New Note when due;

     o failure to pay any interest on the New Notes when due, if continued for 30 days;

     o failure to perform any other covenant of PSI in the Indenture, if continued for 90 days after written notice has been given by the Trustee or the holders of at least 35% in principal amount of the New Notes as provided in the Indenture; and

     o    certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default (other than a bankruptcy, insolvency or reorganization Event of Default) at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 35% in aggregate principal amount of the New Notes by notice as provided in the Indenture may declare the principal amount of the New Notes to be due and payable immediately. If a bankruptcy, insolvency or reorganization Event of Default with respect to the New Notes at the time outstanding occurs, the principal amount of all the New Notes will automatically, and without any action by the Trustee or any holder of the New Notes, become immediately due and payable. After any acceleration described above, but before a judgment or decree based on acceleration, the holders of the New Notes of a majority in aggregate principal amount of the outstanding New Notes may, under some circumstances, rescind and annul that acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

     If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the New Notes, unless those holders have offered to the Trustee reasonably satisfactory indemnity, and unless the provisions in the Indenture relating to the Trustee's duties provide otherwise. The holders of a majority in principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the New Notes. Such right is subject to provisions for indemnification of the Trustee.

     A holder of a New Note will not have any right to institute any proceeding relating to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

     o that holder has previously given to the Trustee written notice of a continuing Event of Default;

     o the holders of at least 35% in aggregate principal amount of the outstanding New Notes have made written request, and those holders have offered reasonably satisfactory indemnity, to the Trustee, to institute the proceeding as trustee; and

     o the Trustee has failed to institute the proceedings, and has not received from the holders of a majority in aggregate principal amount of the outstanding New Notes a direction inconsistent with the above request, within 60 days after the notice, request and offer.

      The above limitations do not apply to a suit instituted by a holder of a New Note for the enforcement of payment of the principal of or any premium or interest on the New Note on or after the applicable due date specified in the New Note.

     We are required to furnish to the Trustee annually a statement by some of our officers as to whether or not we are, to our knowledge, in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all those known defaults.

Modification and Waiver

     The Indenture may be modified and amended by PSI and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding New Notes affected by that modification or amendment. However, no amendment or modification may, without the consent of the holder of each outstanding New Note affected by that amendment or modification:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any New Note;

     o reduce the principal amount of, or any premium or interest on, any New Note;

     o reduce the amount of principal of an original issue discount security or any other New Note payable upon acceleration of the maturity of the security or note;

     o change the place or currency of payment of principal of, or any premium or interest on, any New Note;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any New Note; or

     o reduce the percentage in principal amount of outstanding New Notes, the consent of whose holders is required to modify or amend the Indenture, reduce the percentage in principal amount of outstanding New Notes necessary for waiver of compliance with some provisions of the Indenture or for waiver of some defaults or modify the provisions relating to modification and waiver.

     The Indenture may not be modified, amended or waived without the Callholder's prior written consent, if the modification, amendment or waiver would materially adversely affects the Callholder's interest.

     The holders of not less than a majority in aggregate principal amount of the outstanding New Notes may waive our compliance with some restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding New Notes may waive any past default under the Indenture other than a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture, which cannot be amended without the consent of the holder of each outstanding New Note affected.

     We will be entitled to set any day as a record day for the purpose of determining the holders of outstanding New Notes entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. However, in limited circumstances, the Trustee will be entitled to set a record date for action by holders of New Notes. If a record date is set for any action to be taken by those holders, that action may be taken only by persons who are holders of outstanding New Notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the New Notes within a specified period following the record date. For any particular record date, this period will be 180 days or other shorter period as we, or the Trustee, as the case may be, may specify, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Discharge

     The Indenture provides that we will be discharged from all our obligations with respect to the New Notes when we deposit money or U.S. government obligations, or both, in trust for the benefit of the holders of the New Notes. The payment of principal and interest under the terms of the U.S. government obligations will provide money in an amount sufficient to pay the principal of and any premium and interest on the New Notes, on the stated maturity according to the terms of the Indenture and the New Notes. However, we will not be discharged from obligations to:

     o    exchange or register the transfer of the New Notes;

     o    replace stolen, lost or mutilated New Notes;

     o    maintain paying agencies; or

     o    hold moneys for payment in trust.

     The defeasance and discharge described above may only occur if, among other things, either:

     o we have delivered to the Trustee an opinion of counsel, or we have received a ruling from, or there has been published by, the United States Internal Revenue Service, which effectively states that holders of the New Notes will not recognize gain or loss for federal income tax purposes as a result of a deposit, defeasance or discharge described above; or

     o there has been a change in tax law effectively providing that holders of the New Notes will not recognize gain or loss for federal income tax purposes as a result of a deposit, defeasance or discharge described above.

     Book Entry; Delivery and Form

     Global Securities. The certificates representing the New Notes will be issued in fully registered, global form without interest coupons (the "Global New Note"). The Global New Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and initially registered in the name of Cede & Co., as nominee for DTC.

     Except as described below, the Global New Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global New Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry Notes for Certificated Notes." Transfer of beneficial interests in the Global New Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Depository Procedures. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry charges in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that:

     o upon deposit of the Global New Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global New Notes; and

     o ownership of such interests in the Global New Notes will be shown on, and the transfer of ownership of such interests will be affected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Notes).

     The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability of such persons to transfer beneficial interests in a Global New Note may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a Global New Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Notes, see "Exchange of Book-Entry Notes for Certificated Notes." Except as described below, owners of interests in the Global New Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or holders of the New Notes under the Indenture for any purpose.

     Payments of the principal of and any premium and interest on a Global New Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, PSI and the Trustee will treat the persons in whose names the New Notes, including the Global New Notes, are registered as the owners of the New Notes for the purpose of receiving those payments and for any and all other purposes. Consequently, neither PSI, the Trustee nor any agent of PSI or the Trustee has or will have any responsibility or liability for:

     o any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Notes; or

     o any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment for securities such as the New Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or PSI. Neither PSI nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and PSI and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     Interests in the Global New Notes will trade in DTC's same-day funds settlement system, and secondary market trading activity in those interests will therefore settle in immediately available funds, subject to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected according to DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global New Notes are credited and only for that portion of the aggregate principal amount of the New Notes as to which the Participant or Participants has or have given that direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global New Notes for New Notes in certificated form, and to distribute the New Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. Although DTC has agreed to the above procedures to facilitate transfers of interests in the Global New Notes among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither PSI nor the Trustee will have any responsibility for the performance by DTC, or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Exchange of Book-Entry Notes for Certificated New Notes. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by PSI within 90 days, PSI will issue individual, fully registered, definitive New Notes ("Definitive New Notes") in exchange for the Global New Note or New Notes representing those Definitive New Notes. Upon the exchange of a Global New Note for individual New Notes, the Global New Note will be cancelled by the Trustee and the Definitive New Notes will be registered in the names and in the authorized denominations as DTC, according to instructions from its Participants, any Indirect Participants or otherwise, will instruct the Trustee. The Trustee will deliver the New Notes to the persons in whose names the New Notes are so registered and will recognize the holders of the New Notes as noteholders.

Title

     PSI, the Trustee, and any agent of PSI or the Trustee may treat the person in whose name a New Note is registered as the absolute owner of the New Note (whether or not that New Note may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

                            THE EXCHANGE OFFER

     Pursuant to a registration rights agreement among PSI and Warburg Dillon Read LLC, we agreed to use our best efforts, at our cost, to file and cause to become effective a registration statement for a registered offer (the "Exchange Offer") to exchange the Old Notes for an issue of unsubordinated notes of PSI (the "New Notes") with terms identical to the Old Notes. However, the New Notes will not bear legends restricting the transfer of the New Notes. When the registration statement is declared effective, we will offer the New Notes in return for surrender of the Old Notes. The offer will remain open for not less than 20 business days after the date the notice of the Exchange Offer is mailed to holders of the Old Notes. For each Old Note surrendered to us, the holder of the Old Note will receive a New Note of equal principal amount.

     Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Old Notes, from the original date of original issue of the Old Notes.

     The registration rights agreement also provides that in the event that applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer, or under some other circumstances, we will, at our cost, use our best efforts to cause to become effective a shelf registration statement for the resales of the Old Notes and to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the original date of original issue of the Old Notes, or a shorter period that will terminate when all the Old Notes covered by the shelf registration statement have been sold.

     We will, in the case of a shelf registration, provide to each holder of the Old Notes copies of the offering memorandum, notify each of them when the shelf registration statement for the Old Notes has become effective and take other actions that are required to permit resales of the Old Notes.

     In the case of a shelf registration, a holder of the Old Notes that sells its notes will generally be required to be:

     o named as a selling security holder in the prospectus relating to the shelf registration and to deliver a prospectus to purchasers;

     o subject to some of the civil liability provisions under the Securities Act applicable to sales of the notes; and

     o bound by the provisions of the registration rights agreement that are applicable to a holder of notes, including some indemnification obligations.

     The registration statement provides that the annual interest rate borne by the Old Notes will be increased by .25% per annum until the date of filing or effectiveness of a registration statement or a shelf registration statement, as the case may be, if:

     o the registration statement for the Exchange Offer is not filed with the SEC on or before the date that is 120 days after the original date of the original issue of the Old Notes;

     o the registration statement for the Exchange Offer is not declared effective on or before the date that is 180 days after the original date of original issue of the Old Notes; or

     o a shelf registration statement is not declared effective when required.

     Once a registration statement is filed or a registration statement or a shelf registration statement, as the case may be, becomes effective, the above additional interest will cease to accrue from the filing date or the effective date, as the case may be. However, if, after the date the additional interest ceases to accrue, an event different from those specified above occurs, additional interest may again commence accruing in the manner described in the above paragraph.

     We are entitled to close the Exchange Offer 20 business days after the commencement of the Exchange Offer provided that we have accepted all Old Notes validly surrendered according to the terms of the Exchange Offer. Old Notes not tendered in the Exchange Offer will bear interest at the rate in effect at the time of issuance of the Old Notes and will be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions in effect at the time of issuance of the Old Notes.

     This summary of the provisions of the registration rights agreement is qualified in its entirety by reference to all the provisions of the registration rights agreement. A copy of the registration rights agreement is available from us upon request.

Terms of the Exchange Offer; Period for Tendering Old Notes

     Upon the terms and conditions in this prospectus and the letter of transmittal (the "Letter of Transmittal"), we will:

     o accept for exchange Old Notes which are properly tendered on or before the Expiration Date and not withdrawn as permitted below; and

     o keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes.

     "Expiration Date" means 5:00 p.m., New York City time, on , 1999. If the period of time for which the Exchange Offer is open is extended in our sole discretion, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     On the date of this prospectus, $50,000,000 in aggregate principal amount of the Old Notes were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date set out on the cover page, to all holders of Old Notes, at the addresses listed in the security register of the Old Notes maintained by the Trustee.

     We expressly reserve the right:

     o at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and therefore to delay acceptance of any Old Note; and

     o to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not accepted for exchange, if any of the conditions to the Exchange Offer specified under "Conditions to the Exchange Offer", occurs.

     We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. In the case of any extension, a notice must be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We have no obligation to publish, advertise or otherwise communicate the above, other than by issuing a release to the Dow Jones News Service. However, in so choosing to use the Dow Jones News Service, we are not limiting the manner in which we may otherwise legally make any public announcement.

     In an exchange offer, holders of Old Notes do not have appraisal or dissenters' rights. Old Notes which are not tendered for exchange or are tendered but not accepted will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the registration rights agreement. We intend to conduct the Exchange Offer according to the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Procedures for Tendering Old Notes

     The tender of Old Notes by their holders to us and the acceptance by us of the Old Notes will constitute a binding agreement between the tendering holder and us, upon the terms and conditions of this prospectus and the Letter of Transmittal. Except as set out below, a holder who wishes to tender Old Notes for exchange in the Exchange Offer, must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to Fifth Third Bank (the "Exchange Agent") at the address set out below under "Exchange Agent" on or before the Expiration Date. In addition:

     o certificates for the Old Notes must be received by the Exchange Agent along with the Letter of Transmittal;

     o a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if this procedure is available, into the Exchange Agent's account at DTC in the manner described in "Book-Entry Transfer" below, must be received by the Exchange Agent before the Expiration Date; or

     o the holder of Old Notes must comply with the guaranteed delivery procedures described below.

     The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders of Old Notes. If the delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Old Notes should be sent to PSI.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

     o by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     o    for the account of an Eligible Institution.

If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right:

     o to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

     o to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer.

     Unless waived, any defects or irregularities in connection with the tender of Old Notes for exchange must be cured within such reasonable period of time as we determine. Neither PSI, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity relating to any tender of Old Notes for exchange. None of those parties will incur any liability for failure to give that notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, those Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Note or power of attorney is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, those persons should indicate their capacity when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By executing, or otherwise becoming bound by a Letter of Transmittal, each holder of the Old Notes (other than some specified holders) will represent that:

     o    it is not our affiliate;

     o any New Notes to be received by it were acquired in the ordinary course of business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

If the tendering holder of Old Notes is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in any resale of such New Notes. See "Resales of the New Notes."

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice of the acceptance to the Exchange Agent.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for those Old Notes or a timely Book-Entry Confirmation of those Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC in the manner described in "Book-Entry Transfer" below, those non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     The Exchange Agent will make a request to establish an account for the Old Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of the book-entry transfer of Old Note into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (defined below) and any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes that are the subject of the Book-Entry Confirmation that the Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce the agreement against that Participant. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile of the letter), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address described under "Exchange Agent" on or before the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     If a registered holder of the Old Notes desires to tender the Old Notes and the Old Notes are not immediately available, or time will not permit the Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an Eligible Institution;

     o before the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile of the letter) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), describing the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made by that holder and guaranteeing that within five NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     o the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     Tenders of Old Notes may be withdrawn at any time before the Expiration
Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses described below under "Exchange Agent." Any notice of withdrawal must specify:

     o    the name of the person having tendered the Old Notes to be withdrawn;

     o the Old Notes to be withdrawn, including the principal amount of the Old Notes; and

     o where certificates for Old Notes have been transmitted, the name in which the Old Notes are registered, if different from that of the withdrawing holder.

     If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, before the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution. If Old Notes have been tendered in the manner described in "Book-Entry Transfer" above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of Old Notes without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC in the manner described in "Book- Entry Form" above, the Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or before the Expiration Date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the Exchange Offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of such New Notes for such Old Notes, the acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

     The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the above rights is not to be deemed a waiver of any of those rights and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Fifth Third Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses described below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

                                Deliver To:

                     Fifth Third Bank, Exchange Agent

                            By Mail or By Hand:

                            Fifth Third Center
                         38 Fountain Square Plaza
                              MD 1090D2-3210
                          Cincinnati, Ohio 45263
                   Attention: Corporate Trust Department

                               By Facsimile:
                              (513) 744-6785

                           Confirm by Telephone:
                              (513) 579-5132

     Delivery to an address other than as described above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail. Additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses relating to those services.

     The estimated cash expenses to be incurred in making the Exchange Offer will be paid by us and are estimated in the aggregate to be $75,000.

Transfer Taxes

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes as a result of that exchange. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer on the exchange.

Resale of the New Notes

     Under existing interpretations contained in several no-action letters from the SEC's staff to third parties, the New Notes would be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of PSI or who intends to participate in the Exchange Offer for the purpose of distributing the New
Notes:

     o    will not be able to rely on the interpretation of the SEC's staff;

     o    will not be able to tender its Old Note in the Exchange Offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act applicable to any sale or transfer of such notes unless the sale or transfer is made under an exemption from those requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the Old Notes (other than some specified holders) will represent that:

     o    it is not our "affiliate";

     o any New Notes to be received by it were acquired in the ordinary course of its business; and

     o it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

In addition, in connection with any resales of New Notes, any participating broker-dealer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such New Notes.

              UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders of Old Notes. When a holder of the Old Notes exchanges an Old Note for a New Note pursuant to the Exchange Offer, that holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.


                           PLAN OF DISTRIBUTION

     Each participating broker-dealer pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers will be authorized to deliver this prospectus for a period not exceeding 90 days after the Expiration Date.

     We will not receive any proceeds from any sales of the New Notes by participating broker-dealers. New Notes received by participating broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any omissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests those documents in the Letter of Transmittal. See "The Exchange Offer."


                               LEGAL MATTERS

     The validity of the notes in respect of which this prospectus is being delivered will be passed on for PSI by Taft, Stettinius & Hollister LLP.


                                  EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report on those financial statements and schedule, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing. Reference is made to the above report, which includes an explanatory paragraph on the change in method of accounting for energy trading and risk management activities effective December 31, 1998, as discussed in Note 1 to the consolidated financial statement.

=====================================================


     You should rely only on the information
contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.
We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

               -----------------------



                  TABLE OF CONTENTS
                                                Page
                                                -----

Where You Can Find More Information.................2
Incorporation of Documents
   by Reference.....................................2
Prospectus Summary..................................3
Use of Proceeds....................................10
Description of New Notes...........................11
The Exchange Offer.................................22
United States Federal Income Tax Considerations....30
Plan of Distribution...............................30
Legal Matters......................................30
Experts............................................30


=====================================================



                PSI Energy, Inc.








              -------------------
                   Prospectus
              -------------------











                  April o, 1999


=====================================================

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Indiana Business Corporation Law and the Amended Articles of Consolidation of PSI provide for indemnification of PSI's directors and officers under a variety of circumstances provided that each of the following conditions is satisfied:

     (a)  the individual's conduct was in good faith; and

     (b) the individual reasonably believed:

          (1) in case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

          (2) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (c) in case of any criminal proceeding, the individual either:

          (1) had reasonable cause to believe the individual's conduct was lawful; or

          (2) had no reasonable cause to believe the individual's conduct was unlawful.

     If each of the above conditions is satisfied, the indemnification may include liabilities under the Securities Act. In addition, PSI has purchased insurance permitted by the laws of Indiana on behalf of directors and officers which may cover liabilities under the securities laws, except those arising under Section 16(b) of the Exchange Act or involving fraud, criminal fines or penalties or deliberate dishonesty with respect to a material matter which is the subject of litigation. Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling PSI, pursuant to the terms of PSI's articles of incorporation, by-laws and insurance policies, PSI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

     (a)   Exhibits (see index to exhibits at E-1).

Item 22.  Undertakings

     (a)   The Registrant undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information contained in the registration statement; and

               (iii) to include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment is deemed to be a new registration statement relating to the securities offered under such registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in that transaction, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on the 14th day of April, 1999.


                                           PSI Energy Inc.


                                           By: *James E. Rogers
                                               -------------------------------
                                                James E. Rogers,
                                                Vice Chairman, President
                                                and Chief Executive Officer


     Pursant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                  Title                     Date
              ---------                                  -----                     ----
(i) Principal executive officer:


           *James E. Rogers                  Vice Chairman, President and      April 14, 1999
----------------------------------------       Chief Executive Officer
            James E. Rogers

(ii) Principal financial officer:


 /s/ Madeleine W. Ludow                      Vice President and Chief          April 14, 1999
----------------------------------------       Financial Officer
          Madeleine W. Ludlow


(iii) Principal accounting officer:


 /s/ Bernard F. Roberts
----------------------------------------
          Bernard F. Roberts                Vice President and Comptroller     April 14, 1999


(iv) Directors:

*James K. Baker                                        Director                April 14, 1999

*Michael G. Browning                                   Director                April 14, 1999

*John A. Hillenbrand II                                Director                April 14, 1999

*John M. Mutz                                          Director                April 14, 1999

*Jackson H. Randolph                                   Director                April 14, 1999

*James E. Rogers                                       Director                April 14, 1999


*By:  /s/ William L. Sheafer
     ---------------------------------------
     William L. Sheafer, Attorney-in-fact

                               EXHIBIT INDEX



Exhibit No.                             Document
-----------                             --------

    1.1 Registration Rights Agreement dated as of December 15, 1998 between PSI Energy, Inc. and Warburg Dillon Read LLC, as initial purchaser.

   *3.1 Amended Articles of Consolidation, as amended to April 20, 1995 (Exhibit to PSI's Form 10-Q for the quarter ended June 30,
            1995).

   *3.2 Amendment to Article D of the Amended Articles of Consolidation, effective July 10, 1997 (Exhibit to PSI's 1997 Form 10-K).

   *3.3     By-laws (Exhibit to PSI's Form 10-Q for the quarter ended
            March 31, 1997).

   *4.1 Original Indenture, dated as of November 15, 1996, between PSI and the Trustee (Exhibit to PSI's 1996 Form 10-K)

   *4.2 Fifth Supplemental Indenture, dated as of December 15, 1998, between PSI and the Trustee (Exhibit to PSI's 1998 Form 10-K).

    5.1     Opinion of Taft, Stettinius & Hollister LLP with respect to the New
            Notes.

   12.1     Computation of Ratio of Earnings to Fixed Charges.

  *21.1     Subsidiaries of PSI (Exhibit to PSI's 1998 Form 10-K).

   23.1 Consent of Taft, Stettinius & Hollister LLP (contained in their opinion filed as Exhibit 5.1).

   23.2     Consent of Arthur Andersen LLP.

   24.1     Powers of Attorney.

   24.2     Certified copy of a resolution of PSI's Board of Directors.

   25.1     Statement of Eligibility of Fifth Third Bank on Form T-1.

   99.1     Form of Letter of Transmittal.

   99.2     Form of Notice of Guaranteed Delivery.

   99.3     Form of Letter to Clients.

   99.4     Form of Letter to Nominees.

   99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.


-------------------
* Incorporated by reference as indicated.


                                    E-1